EXHIBIT 99.1

Apollo Gold Reports Second Quarter 2008 Results

Denver, Colorado – August 14, 2008 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) announced today a net loss of $1.3 million, or $0.01 per share, for the three months ended June 30, 2008, as compared to net income of $2.4 million, or $0.02 per share, for the three months ended June 30, 2007. Net income for the six months ended June 30, 2008 was $2.3 million, or $0.01 per share, compared to a net loss of $2.2 million, or $0.02 per share, for the same period in 2007. Unless otherwise indicated, all dollar amounts are reported in US currency.

David Russell, President and CEO of Apollo said, “It was disappointing to record a loss in the second quarter after four consecutive quarters of income. The loss was attributable to the downtime of the mill at Montana Tunnels as a direct result of the previously announced ball mill shell failure due to cracking which occurred on April 27, 2008, coupled with lower lead and zinc prices. The team at our Montana Tunnels mine is to be congratulated in completing a tremendous job of repair on the mill enabling us to get back into production within a three week period. I am happy to report that since the repair the mill has been performing well. At Black Fox we are continuing to make progress towards production in 2009. Some other noteworthy recent developments, more fully described below, are (a) the purchase of the Stock Mill Complex to process ore from our Black Fox project, (b) the ordering of a new regrind ball mill for upgrading the recently purchased Stock Mill, (c) the purchase of five haul trucks for use at Black Fox and (d) the recent successful equity raise. I anticipate that GBM MEC Ltd., our mill consultants, will complete the study on upgrading the Stock Mill throughput from its current design of 1,100 tonnes per day up to 1,500 tonnes per day by the end of September 2008. Also, next week we expect to file the Black Fox project mine closure plan with the Ministry of Northern Development and Mines in Ontario which we anticipate will enable us to commence alluvial till/overburden removal in early October 2008.”

Second Quarter Highlights and Other Recent Developments

Corporate

On May 5, 2008, we announced that Apollo had retained Macquarie Bank Ltd. and RMB Resources, Inc. (“RMB”) as joint arrangers and underwriters for a proposed $75 million debt facility to fund development capital for the Black Fox project.

On July 1, 2008, we announced that Montana Tunnels Mining, Inc. had entered into a $5.15 million extension of an existing debt facility with RMB. As at June 30, 2008, Apollo owed RMB $1.65 million from the original facility, which amount is scheduled for payment on September 30, 2008. The primary use of funds from this extended facility was the payment of Cdn$4.0 million to St Andrew Goldfields Ltd. (“St Andrew”) as a partial payment of the purchase price for the Stock Mill complex.

On July 24, 2008, we announced that we had closed the offering of units (“Units”). A total of 40,806,500 Units were subscribed for at a price of Cdn$0.50 per Unit (US$0.495 per Unit for purchasers residing in the United States), for total gross proceeds of Cdn$20.2 million and US$0.2 million. Each Unit is comprised of one common share and one-half of one common share purchase warrant, with each whole warrant exercisable into one common share at a price of Cdn$0.65 per share for 36 months.

On August 6, 2008, we announced a private placement financing pursuant to which we propose to sell 14.0 million flow-through shares for purposes of the Income Tax Act (Canada) on a bought deal basis at Cdn$0.50 per flow-through share to raise gross proceeds of Cdn$7.0 million. The underwriters were granted an option entitling them to sell, on a best efforts basis, up to an additional 3.0 million flow-through shares for gross proceeds of up to Cdn$1.5 million until the closing of the offering. The offering is subject to a number of closing conditions and is scheduled to close on or about August 21, 2008.

Black Fox

On April 14, 2008, we filed a Canadian Instrument, NI 43-101 Technical Report, which was prepared to a bankable standard (“bankable feasibility study”). A bankable feasibility study is a comprehensive analysis of a project’s economics (+/- 15% precision) used by the banking industry for financing purposes. Highlights of the feasibility study are:

•	Open pit probable reserves of 730,000 ounces gold at average grade of 5.2 grams per tonne
•	Underground probable reserves of 600,000 ounces gold at average grade of 8.8 grams per tonne
•	Net Present Value of $302 million using a gold price per ounce of $750
•	Internal Rate of Return of 62%
•	Gold Production of 150,000 ounces annually over the life of the project
•	Average total cash costs[1] for the first three years of production estimated at $326 per ounce

The table below summarizes the Black Fox Total Mineral Reserve.

Black Fox Probable Reserve Statement as of February 29, 2008

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t	Contained Au Ounces
Open Pit	1.0	4,350	5.2	730,000
Underground	3.0	2,110	8.8	600,000

Total Probable Reserves				1,330,000

A gold price of $650 per ounce was used in calculating the above probable reserves.

On April 24, 2008, the Board of Directors authorized the development of the Black Fox project, to be financed by a combination of equity and debt.

On May 1, 2008, we purchased five used Komatsu HD785-3 haul trucks for $1.5 million that were previously being rented by Montana Tunnels and are currently still at the Montana Tunnels location. We plan to use the trucks to haul ore at the Black Fox open pit mining operations. As of June 30, 2008, we had made payments of $0.1 million with respect to the purchase of these trucks, resulting in an outstanding balance of $1.4 million owed to the seller.

On June 6, 2008, we entered into a binding purchase agreement with St Andrew pursuant to which St Andrew agreed to sell its Stock Mill complex, including related equipment, infrastructure, laboratory and tailings facilities, located twenty-eight kilometers from our Black Fox project for a purchase price of Cdn$20 million plus the assumption of certain liabilities including an obligation to refund to St Andrew its bonding commitment at the Stock Mill complex in the amount of approximately Cdn$1.2 million. On July 28, 2008, we completed the acquisition.

On July 17, 2008, we agreed to purchase a new regrind ball mill for $1.6 million to enhance production capability at the Stock Mill complex acquired on July 28, 2008 from St Andrew. Payments for the ball mill are required to be paid based on the following: (1) 20% by July 31, 2008, (2) 40% by September 30, 2008, (3) 25% by October 30, 2008, and (4) 15% by January 30, 2009. The mill was originally ordered by another party who did not complete the purchase and so we do not need to wait up to two years for it to be manufactured and delivered.

1 “Total cash costs” is a non-GAAP financial measure. Please see the note regarding non-GAAP financial measures at the end of this press release.

Montana Tunnels Mine

During the second quarter 2008, approximately 1,867,000 tons were mined, of which 885,000 tons were ore. The mill processed 903,000 tons of ore at an average throughput of 9,900 tons per day for the quarter. In April there was a failure of the ball mill shell due to cracking which caused a shutdown of the mill for three weeks severely impacting production of metals for the quarter. During May the open pit was impacted by three weeks of rain plus the fact that mine crews were idle during the ball mill repair, resulting in ore production being 1,700,000 tons lower than planned. As at June 30, 2008, the ore stockpile sitting alongside the mill was 1,310,000 tons. Payable production in the second quarter was 9,200 ounces of gold, 96,000 ounces of silver, 2,488,000 pounds of lead and 9,298,000 pounds of zinc. Apollo’s share of this production is 50%.

Total cash costs for the second quarter 2008 on a by-product basis were $758 per ounce of gold and on a co-product basis they were $842 per ounce of gold, $15.65 per ounce of silver, $0.95 per lb of lead and $0.79 per lb of zinc. For the second quarter 2008, the higher cash costs per ounce of gold on a by-product basis compared to the second quarter 2007 were the result of (1) 16% lower gold production stemming from the three-week shutdown of the mill, (2) 19% higher direct costs related to higher cost of consumables such as diesel fuel and (3) a 35% reduction in by-product credits due to lower zinc prices and lower silver and lead production.

Huizopa Project

During the second quarter 2008, the helicopter assisted core drilling program on two identified targets at our Huizopa project was completed.  On August 14, 2008, we announced the results of the core drilling program on the Puma de Oro Exploration target.  Twenty five NQ core holes were drilled on a north-trending zone targeted for drilling based on Apollo’s geochemical sampling and geologic mapping.  Anomalous gold and silver was found in twenty of the holes with six of the twenty holes having significant gold and silver values.

Consolidated Financial Results Summary

(All Dollars in US, 000's, except per share data)	Three months ended June 30,			Six months ended June 30,
	2008		2007	2008	2007(1)
Revenues from sale of minerals for the period		$10,019	$12,841	$25,921		$15,731
Net (loss) income for the period		$(1,329)	$2,436	$2,325		$(2,211)

Basic and diluted net (loss) income per share (US$)	$	(0.01)	$0.02	$0.01	$	(0.02)

(1)	Revenues in the first quarter of 2007 only include the month of March as milling was restarted on March 1, 2007 after being shut down since May of 2006.

Conference Call

The Company’s management will host the quarterly earnings conference call on Friday, August 15, 2008 at 9:00am MST (8:00am PST and 11:00am EST). The 2008 second quarter 10-Q will be available on the Company website at www.apollogold.com.

Conference Call Details:

Call-in Number – North America	(877) 407-8031
Call-in Number – International	(201) 689-8031

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:
Apollo Gold Corporation
Investor Relations – Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. All statements regarding: future financing of the Black Fox project including the proposed flow-though share offering, timing of the commencement of production at Black Fox, future average cash costs and production at Black Fox, timing of the completion of the study from GBM MEC Ltd., regarding upgrading the Stock Mill throughput rate, timing and completion of filing the Black Fox project mine closure plan, timing of the commencement of alluvial till/overburden removal, timing of the closing of the flow through offering and timing and completion of assay results at our Huizopa project are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: difficulties or delays in permitting at Black Fox, results of drilling and other exploration activities at Huizopa, and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements included in this press release are based on information available to Apollo on the date hereof. Apollo assumes no obligation to update any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
The term “total cash costs” is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production. We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.